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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors of
Opus360 Corporation:


    We consent to the use of our reports included herein, dated February 8, 2000, except as to paragraphs 5 through 12 of note 13 and paragraphs 18 through 20 of note 13 which are as of March 1, 2000 and paragraphs 1 and 24 through 26 of note 10 and paragraphs 3 through 6 of note 14 which are as of April 3, 2000 and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP
New York, New York
April 3, 2000